Exhibit 10.2

June 21, 2018

Howard Garfield

Via email: [Email address]

Re: Offer of Employment with CorePoint Operating Partnership L.P.

Howard:

On behalf of CorePoint Operating Partnership L.P. and its subsidiaries (“CorePoint” or the “Company”), I am pleased to offer you employment as its Senior Vice President, Chief Accounting Officer and Treasurer, reporting to Dan Swanstrom, Chief Financial Officer.  This offer, and the opportunity it represents, is extended with great confidence in your abilities, and we are excited to have you join the team.

As a condition of your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time.

Start Date:  Your start date will be on a date mutually agreed upon by you and the Company, but will in no event be (i) earlier than the date upon which you have satisfied any existing notice requirements to your current employer, or (ii) later than seventy-five (75) days from the date hereof, and this offer of employment shall remain in effect until the expiration of such seventy-five (75)-day period. If, for any reason other than as a result of you informing the Company of your intention to rescind, or your actual recession of, your acceptance of this offer, the Company rescinds this offer of employment prior to you start date, and provided that, at such time, you have provided written notice of termination to your current employer upon delivery of such written notice to the Company (and the Company’s reasonable verification that such notice was delivered to your current employer), the Company shall pay and/or provide to you  the same severance payments and benefits you would otherwise have received under the Corepoint Lodging Inc. Executive Severance Plan (the “Executive Severance Plan”) had you commenced employment with the Company, on the terms set forth herein, and immediately been terminated by the Company without “Cause” (as defined in the Executive Severance Plan).  For the avoidance of doubt, such rescission shall be treated under the Executive Severance Plan as “Qualifying Event Covered Termination,” and you will receive severance payments and benefits under that plan at the level applicable to Senior Vice Presidents.

During your employment with CorePoint, the Company will provide you with the following compensation and benefits:

Base Salary:  Your base salary shall be $12,307.69 bi-weekly, which equals approximately $320,000 on an annualized basis.  Your base salary will be payable in accordance with the Company’s regular payroll practices.

Annual Bonus:  During each fiscal year of your employment with the Company, you will be eligible to participate in the Company’s annual bonus program applicable to senior executive officers, as adopted by the Company in respect of each applicable year.  Under this program, you will be eligible to receive an annual incentive bonus, with a target bonus amount equal to 50% of your annual base salary.  The annual bonus for

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the 2018 fiscal year will be pro-rated to reflect your partial year of service.  The actual annual bonus amount will be based upon achievement of Company and individual performance targets established by the Company for the fiscal year to which the bonus relates, and will be paid to you in accordance with the terms of the annual bonus program at the same time bonuses are generally paid to other senior executive officers of the Company.

Sign on Bonus:  On the first regularly scheduled payroll following your date of hire, the Company will pay you a lump-sum cash sign-on bonus equal to $75,000.00 (the “Sign-On Bonus”).  In the event your employment is terminated by the Company for Cause or you voluntarily terminate your employment with the Company other than for Good Reason or due to your death or Disability (each as defined in the Executive Severance Plan) prior to the first anniversary of your start date, you agree to repay the Company a pro rata portion of the Sign-On Bonus within thirty days following such termination of employment, determined as follows:  $75,000 multiplied by X/Y, where “X” equals the number of days remaining from (i) the date of such termination, until (ii) the first 12-month anniversary of your actual start date, and “Y” equals 365.

Long-Term Incentives:  In addition to your cash compensation, you will be eligible to participate in the Company's long-term incentive programs in a manner consistent with other senior executive officers of the Company, and will be eligible to receive annual grants under such program and in a form determined by the Compensation Committee of the Board of Directors of CorePoint Lodging Inc. (the “Committee”).

Upon joining the Company, you will receive (i) a one-time grant of Restricted Stock under the Company’s 2018 Omnibus Incentive Plan (the “Incentive Plan”), with a grant date value of $150,000, based on a share price of $27.89 per share (i.e., the closing price of the Company's common stock on May 31, 2018) (the “Initial Closing Price”), and such grant shall vest on the third anniversary of the date of grant, subject to your continued employment through the applicable vesting date, and (ii) a one-time grant of Restricted Stock under the Incentive Plan, with a grant date value of $150,000, based on the Initial Closing Price, which shall vest on the fourth anniversary of the date of grant, subject to your continued employment through the applicable vesting date.  As with other senior executive officers, such awards of Restricted Stock shall otherwise be subject to the terms of the applicable award agreement that you will be required to execute in connection with such grant.

For the 2018 fiscal year, subject to the approval of the Committee, you will also be eligible to receive a long-term incentive award under the Incentive Plan.  This award will have a target value of $220,000 and will be in the form of Restricted Stock that will vest in three substantially equal installments on December 15, 2018, and on each of the first and second anniversaries of such date.  These awards will be subject to the terms of the Incentive Plan as well as the applicable award agreement that you will be required to execute in connection with the grants.

If you undergo a qualifying termination of employment (i.e., by the Company without “Cause” or by you with “Good Reason,” each as defined in the Executive Severance Plan), you will remain eligible to vest in your long-term incentives as follows:

•

With respect to any Restricted Stock awards described herein, if such qualifying termination occurs prior to a Change in Control (as defined in the Incentive Plan), then you will vest in the portion of such award that would have vested on the next scheduled vesting date, and if such qualifying termination occurs on or following a Change in Control, then you will fully vest in such award.  In addition, if your employment with the Company terminates as a result of your death or Disability (whether before, on or following a Change in Control), then you will fully vest in such award.

Benefits:  You will be eligible to participate in the various benefit plans which are offered by the Company from time to time, including health insurance, retirement, paid time off and other benefits, in each case,

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subject to the terms and conditions set forth in the applicable benefit plan.  You will also participate in the Executive Severance Plan at the level of Senior Vice President, and in accordance with its terms.  The Company will also provide you with indemnification and D&O insurance coverage as and to the same extent provided to other senior executive officers.

Withholdings and Taxes:  All of the compensation and benefits provided to you by the Company shall be subject to reduction for taxes and other applicable withholdings as required by applicable law.

This letter, along with any attachments, contains a summary of CorePoint’s offer of employment to you and is not intended to create an employment contract for any set period of time, rather your employment with the Company is “at will,” meaning you or the Company may terminate your employment at any time or for any reason, with or without notice.  The “at will” nature of your relationship with the Company may not be modified or amended except by written agreement between you and the Chief Executive Officer of the Company.

This letter supersedes and replaces, as applicable, any and all agreements between you and the Company, with respect to all subject matters included in this letter.  By executing this letter and the terms and conditions of your employment as outlined herein, you represent that: (i) you are accepting this offer voluntarily; and (ii) you will provide, prior to commencing employment with the Company, any required notice to your current employer.

To accept the terms and conditions outlined as described, please execute this letter where indicated below, and return the executed copy to the Company no later than June 28, 2018. This letter may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this letter may be by actual or facsimile signature.  The letter shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed entirely within such State.

Sincerely,

/s/ Keith Cline

Keith Cline

President & Chief Executive Officer

CorePoint Operating Partnership L.P.

EMPLOYEE’S ACCEPTANCE

I have received and read my offer of employment and agree to the terms outlined therein.

/s/ Howard GarfieldJune 21, 2018

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[signature][date]

Howard Garfield

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[printed name]

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